                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into this 10th day of May 2001 between Pegasystems, Inc. ("Pegasystems") and Joseph Friscia ("Mr. Friscia"). The parties agree as follows:

1. Term. This Agreement shall become effective as of May 10, 2001 ("Effective Date") and shall continue until terminated in accordance with Paragraph 4 below, in consideration of the fact that Mr. Friscia was still an employee of Pegasystems as of December 31, 2000.

2. Duties and Responsibilities. During the Term of this Agreement, Mr. Friscia shall serve as Pegasystems' Executive Vice President of Sales and Service and shall perform such other duties and responsibilities as may be determined by Pegasystems.

3. Compensation and Benefits. Commencing on the Effective Date, and during the Term of this Agreement, Pegasystems will pay to Mr. Friscia a base salary at the annual rate of $250,000.00 ("Base Salary"), minus withholdings as required by law or other deductions authorized by Mr. Friscia, which amount shall be paid in semi-monthly installments in accordance with Pegasystems' payroll practices then in effect. In addition, Pegasystems shall pay all legal defense expenses arising out of or related to Mr. Friscia's employment at Pegasystems provided such expenses are not related to any fraudulent or other unlawful activity.

4. Termination. Mr. Friscia and Pegasystems shall be free to terminate this Agreement (and Mr. Friscia's employment hereunder) at any time ("Termination Date"), as follows:

A. By Pegasystems For Cause. Pegasystems shall have the right to terminate this Agreement for "Cause" without prior written notice. For purposes of this Agreement only, "Cause" shall be defined to include 1) material willful misconduct by Mr. Friscia in the performance of his duties and responsibilities hereunder, 2) material willful nonperformance of Mr. Friscia's duties and responsibilities hereunder other than for reasons of disability, 3) breach by Mr. Friscia of a material term of this Agreement, 4) Mr. Friscia's conviction of, or written admission to, a crime involving theft, embezzlement or fraud, or
5) Mr. Friscia's involvement in any other unlawful scheme or conspiracy pursuant to which Pegasystems has lost assets or has obtained assets to which it is not entitled. Notwithstanding any other provision of this Agreement, in the event of a termination for Cause pursuant to this Section A, Pegasystems shall only be obligated to pay Mr. Friscia his Base Salary through the date of termination, together with such other benefits and payments to which Mr. Friscia may be entitled by law or pursuant to the benefit plans of the Company then in effect.

B. By Pegasystems or Mr. Friscia For Any Reason. Pegasystems and Mr. Friscia shall have the right to terminate this Agreement for any reason by providing thirty (30) days' prior written notice to the other. In the event of a termination by either Pegasystems or Mr. Friscia pursuant to this paragraph, Pegasystems shall pay Mr. Friscia the following:

(i) Mr. Friscia's Base Salary through the date of termination, together with such other payments or benefits to which Mr. Friscia may be entitled under Pegasystems' benefit plans then in effect.

(ii) A severance payment equal to Mr. Friscia's then current Base Salary, minus applicable taxes and other withholdings required by law to be paid out over twelve (12) months in semi-monthly installments in accordance with Pegasystems' payroll practices then in effect. This severance payment is over and beyond any other money or benefits that otherwise would be due to Mr. Friscia from the Company.

(iii) In the event that Mr. Friscia elects to continue coverage under Pegasystems' group health insurance plan under COBRA, 29 U.S.C. (S) 1161 et seq., Pegasystems shall pay the full premium for such coverage for the first twelve (12) months.

(iv) In addition, Pegasystems will give Mr. Friscia a letter of reference.

(v) Also, but only in the event that this Agreement is terminated by Pegasystems under this Section A, Pegasystems shall provide Mr. Friscia with outplacement support service through Lee, Hecht Harrison for a period of six (6) months in an amount not to exceed $10,000, which shall be invoiced directly to the Company.

    Mr. Friscia acknowledges and agrees that the payments provided for in the foregoing sub-sections 2, 3 and 4 shall be paid to him only in the event that, following the termination of his employment hereunder, he executes a General Release of claims against Pegasystems in the form annexed hereto as Appendix A. No payments shall be made to Mr. Friscia under the foregoing sub-sections 2, 3 and 4 until Final Acceptance of the General Release as defined in the said Appendix A.

5. Exercise of Stock Options After Termination. Mr. Friscia understands and agrees that, in the event his employment hereunder is terminated involuntarily, he has three (3) months from his Termination Date in which to exercise any vested stock options he may have. In the event that Mr. Friscia voluntarily terminates his employment hereunder, he must exercise any available vested options as of his last day of employment with Pegasystems.

6. Non-Competition. Mr. Friscia agrees that with respect to non-competition with Pegasystems, he will be bound by the terms of the Employee Agreement dated March 19, 1984, attached to this Agreement as Exhibit "B", in the event that his employment with Pegasystems terminates for any reason.

7. Non-Solicitation. Mr. Friscia agrees that, for a period of eighteen (18) months after his employment hereunder terminates for any reason, he will not directly or indirectly, in any capacity whatsoever, offer employment to or solicit the employment or engagement of or otherwise entice away any individual who is employed by Pegasystems.

8. Confidentiality. In addition to the provisions of Exhibit "B" attached to this Agreement, Mr. Friscia agrees that he will not at any time, during or after his employment by Pegasystems, without Pegasystems' prior written consent, reveal or disclose to any person outside of Pegasystems, or use for his own benefit or the benefit of any other person or entity, any confidential information concerning the business or affairs of Pegasystems, or concerning Pegasystems' customers, clients or employees ("Confidential Information"). For purposes of this Agreement, Confidential Information shall include, but shall not be limited to, financial information or plans; sales and marketing information or plans; business or strategic plans; salary, bonus or other personnel information of any type; information concerning methods of operation; proprietary systems or software; legal or regulatory information; cost and pricing information or policies; information concerning new or potential products or markets; investment models, practices, procedures, strategies or related information; and information concerning new or potential investors, customers, clients, or shareholders. Confidential Information shall not include Confidential Information already available to the public through no act of Mr. Friscia's, and salary, bonus or other personnel information specific to him.

Mr. Friscia further understands and agrees that all such Confidential Information, however or whenever produced, shall be Pegasystems' sole property, and shall not be removed by him (or anyone acting at his direction or on his behalf) from Pegasystems' custody or premises without Pegasystems' prior written consent. Upon the termination of Mr. Friscia's employment, he will promptly deliver to Pegasystems all copies of all documents, equipment, property or materials of any type in his possession, custody or control, that belong to Pegasystems, and/or that contain, in whole or in part, any Confidential Information.

9. Successors. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective assigns, successors, heirs and personal representatives; provided, however, that neither party may assign any rights or duties it may have hereunder without prior written consent of the other party hereto, and further provided that the parties' obligations hereunder shall survive any change in control of the Company whether by merger, acquisition, restructuring, reconstitution of the Board of Directors, or otherwise.

10. Severability. If any provision of this Agreement is judicially determined to be invalid or unenforceable as written, then such provision shall, if possible, be modified and reformed to the degree necessary to render it valid and enforceable. Any such invalidity or unenforceability of any provision shall have no effect on the remainder of this Agreement, which shall remain in full force and effect.

11. Consultation with Counsel; No Representations. Mr. Friscia acknowledges that he has had a full and complete opportunity to consult with counsel of his own choosing concerning the terms, enforceability and implications of this Agreement, and that Pegasystems has made no representations or warranties to him concerning the terms, enforceability or implications of this Agreement other than are as reflected in this Agreement.

12. Modification. This Agreement may be amended or modified only in a writing signed by Mr. Friscia and an authorized representative of Pegasystems.

13. Notices. All notices required by this Agreement shall be in writing and shall be deemed to have been duly delivered when delivered in person or when mailed by certified mail, return receipt requested, as follows:

         A.   If to Mr. Friscia:
              Mr. Joseph Friscia
              (address on file)

         B.   If to Pegasystems:
              Pegasystems, Inc.
              101 Main Street
              Cambridge, MA 02142
              Attn:  Legal Department - General Counsel

    or to such other address as a party hereto shall specify in writing given in accordance with this section.

14. Choice of Law. This Agreement, and all disputes arising under or related to it, shall be governed by the laws of the Commonwealth of Massachusetts.

15. Choice of Forum. All disputes arising under or out of this Agreement shall be brought in courts of competent jurisdiction located within the Commonwealth of Massachusetts.

                              Pegasystems Inc.
/s/ Joseph Friscia
-------------------------
Joseph Friscia                By: /s/ Richard Jones
                                 _______________________

                              Name: Richard Jones
     5/10/01                       _____________________
-------------------------
Date                          Title: President
                                    ____________________

                              Date:   5/10/01
                                    _____________________

APPENDIX A
----------

                                GENERAL RELEASE
                                ---------------

     In consideration of the promises made in the Employment Agreement between Pegasystems, Inc. ("Pegasystems") and me, dated _________, 20___, I, my heirs, executors, administrators and assigns hereby release and forever discharge Pegasystems and its officers, directors, employees, agents, successors and assigns, from any and all suits, claims, demands, debts, sums of money, damages, interest, attorneys' fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims of law or in equity, whether now known or unknown, which I now have or ever have had against them, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, Massachusetts General Laws, Chapter 151B, and any other federal, state or local statute, regulation, ordinance or common law creating employment-related causes of action, and all claims related to or arising out of my employment or the termination of my employment with Pegasystems.

     Pegasystems has informed me of my right to consult an attorney, and that I have twenty-one (21) days after receiving this General Release to decide whether or not to sign it. In addition, I have seven (7) days after signing this General Release to revoke my signature before it becomes effective. This General Release will not become effective or binding until the expiration of the seven-day revocation period ("Final Acceptance"). If I wish to revoke my signature, I should do so in writing addressed and delivered to Legal Department, Pegasystems, Inc. 101 Main Street, Cambridge, MA, 02142 before the end of the seven-day revocation period.

     This release is intended to operate as a contract under seal and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. I agree that all disputes arising under or out of this General Release shall be brought in courts of competent jurisdiction within the Commonwealth of Massachusetts and I hereby consent to jurisdiction in courts located in the Commonwealth of Massachusetts with respect to all matters arising out of or related to this General Release.


________________________________  Dated:  ______________, 20__
Joseph Friscia

                                EXHIBIT "B"

                               EMPLOYEE AGREEMENT
                               ------------------


In consideration of my employment by Pegasystems Inc., 875 Main Street, Cambridge, Massachusetts 02139, a Massachusetts business corporation hereafter referred to as "Employer," I hereby agree as follows:

     1. I will make full and prompt disclosure to Employer of all inventions, improvements, modifications, discoveries, methods and developments (all of which are collectively termed "developments" hereinafter), whether patentable, copyrightable or not, made or conceived by me or under my direction during my employment, whether or not made or conceived during normal working hours or on the premises of Employer.

    2. Upon request by Employer, I agree to assign to Employer all developments covered by Paragraph 1 and any patents or patent applications, copyrights or copyright applications, covering such developments and to execute and deliver such assignments, patents, applications, registrations and other documents as Employer may direct and to fully cooperate with Employer to enable Employer to secure and patent, copyright or otherwise protect such developments in any and all countries. However, this Paragraph 2 shall not apply to developments which do not relate to the actual or anticipated research and development or business of Employer ("Business of Employer") and which are made or conceived by me during other than normal working hours, without the use of Employer's tools, devices or equipment, and not on Employer's premises unless I shall have received prior written permission of Employer to use Employer's premises, but I agree that Employer shall have a non-exclusive royalty-free license to use such developments for all purposes.

    3. The Business of Employer for purposes of this agreement is defined in Appendix A. This definition may be changed hereafter by a formal written amendment to this agreement signed by both parties, and will be updated periodically as Employer's business evolves.

    4. I hereby represent that, to the best of my knowledge, I have no present obligation to assign to any former employer or any other person, corporation or firm, any developments covered by Paragraph 2, that my employment by Employer shall not violate any agreements with any former employer, and that I have attached hereto a copy of any prior agreement with any former employer if that agreement is to any extent still in effect beyond the beginning of my employment by Employer.

    5. I will not disclose to Employer, or induce Employer to use, any confidential information of other persons, corporations or firms, including my former employers (if any).

   6. During the course of my employment by Employer, I may learn of Employer's confidential information or confidential information entrusted to Employer by other persons, corporations, firms or customers (all of which are collectively termed "customers" hereinafter). Employer's confidential information includes matters not generally known outside Employer, and includes information relating to existing and future development efforts, products and services marked or used by Employer and also data relating to the general business operations of Employer (e.g. concerning sales, costs, profits, organization, customer lists, pricing methods and the like). Customer's confidential information includes matters relating to the business of the customer (e.g., methods of operation, statistics, customer data, operational and business services). I agree not to disclose any confidential information of Employer or of customers, or to make use of it, except on Employer's behalf, whether or not such information is produced by my own efforts. Also, I may learn of developments, ways of business, and future product plans which in themselves are generally known but whose use by Employer is not generally known, and I agree not to disclose to others such use, whether or not such use is due to my own efforts. Furthermore, I may learn confidential information which is not generally known by other employees of Employer, and I agree not to disclose such information to other employees except on a need-to-know basis.

     7. At the time I begin my employment, during the term of my employment by Employer, and for a period of eighteen (18) months following termination of my employment by Employer, I will not become employed by or act on behalf of any other person, corporation or firm in any business or activity similar to or competitive with that of Employer, unless such employment has been approved by Employer in writing and signed by the President of Employer. For a period of two (2) years following termination of my employment by Employer. I agree to give written notice to Employer of my employment by or affiliation with any such person, corporation or firm within five (5) days of commencing such employment or affiliation. Such notice shall include my title, name and address of my employer, my duties and job description, if any, and my acknowledgement of my duties under this agreement. I further agree that I will not perform consulting work in any business or activity similar to or competitive with that of Employer for any then-current or former customer of Employer for a period of eighteen
(18) months following termination of my employment by Employer, unless such consulting work has been approved by Employer inwriting and signed by the President of Employer.

     8. Upon termination of my employment, I agree to leave with Employer all records, papers, notebooks and other documents pertaining to Employer's products and confidential information, whether prepared by me or others, then in my possession however such items were obtained, unless Employer specifically waives this requirement on a case by case basis.

                              Appendix A to Exhibit B

                            The Business of Employer


The Business of Employer is:

a) building systems to track, research, manage and report on inquiries, investigations, customer service problems, error compensation, and adjustments for financial institutions, credit card processing companies and insurance companies;

b) operational and technical consulting related to the above business areas and in the area of interbank electronic funds transfer; and

c) development of techniques, environments, and structures which enable applications products to be designed and implemented in a manner which allows these products to be ready migrated between different computer operating systems.



Date: 3/19/84                             Signature: /s/ Joseph Friscia



Accepted by Pegasystems Inc.


By: /s/ Ira Vishner